Exhibit 23.3

CONSENT OF JANE E. TRUSTY, P.E.

I hereby consent to the inclusion in the Annual Report on Form 10-K prepared by U.S. Energy Corp. (the “Company”) for the year ended December 31, 2018, of my report relating to certain estimated quantities of the Company’s proved reserves of oil and natural gas, future net income and discounted future net income, effective December 31, 2018. I further consent to reference to me under Item 2 – Properties under the heading “Oil and Natural Gas” and Item 8, Note 17 of the Notes to Consolidated Financial Statements under the caption “Oil and Natural Gas Reserves (Unaudited).” I further consent to the inclusion of my report dated February 11, 2019, containing my opinion on the proved reserves attributable to certain properties that the Company has represented that it has an interest in as of December 31, 2018, as an exhibit in the Annual Report.

I also consent to the incorporation by reference of information from my Report into the Company’s Registration Statements on Form S-8 (No. 333-108979, 333-166638, 333-190735, and 333-183911).

Very truly yours,

/s/ Jane E. Trusty
Jane E. Trust, P.E.